Exhibit 21.1
Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Adelphic LLC	Delaware

IRIS.TV LLC	Delaware

Myspace LLC	Delaware

Viant Technology LLC	Delaware

Viant US LLC	Delaware